Exhibit 99.1

Press Release

For Immediate Release

Contacts:	Yee Phong (Alan) Thian
Chairman, President & CEO
(213) 627-9888
David Morris
Executive Vice President & CFO
(714) 670-2488

RBB Bancorp Announces Stock Repurchase Program

LOS ANGELES, CALIFORNIA, June 24, 2019 (Nasdaq Global Select Market: RBB) - RBB Bancorp, the holding company for Royal Business Bank (the “Bank,” collectively, the “Company”) announced today that its Board of Directors has adopted a stock repurchase program. Under the repurchase program, the Company may repurchase up to 1.0 million shares of its common stock, or approximately 5% of its outstanding shares.

“Our Board of Directors’ decision to authorize this share repurchase program provides additional flexibility to create value for our shareholders,” said Mr. Alan Thian, Chairman, President and CEO of RBB Bancorp. “Our strong capital position enables us to implement this program while still maintaining sufficient capital to continue supporting the organic growth that we have generated since our initial public offering in 2017.”

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission.

Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable requirements.

The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

Corporate Overview

RBB Bancorp is a community-based bank holding company headquartered in Los Angeles, California.  RBB has total assets of approximately $3.0 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County and Ventura County in California, in Las Vegas, Nevada, and now Brooklyn, Queens, and Manhattan in New York.  RBB services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. Royal Business Bank has ten branches in Los Angeles County, two branches in Ventura County, one branch in Irvine, California, one branch in Las Vegas, Nevada, and eight branches and two loan offices in Brooklyn, Queens and Manhattan in New York. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB Bancorp's website address is www.royalbusinessbankusa.com.

Forward-Looking Statements

This press release may contain a number of forward-looking statements. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control; general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or  composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non‐financial institutions; our ability to obtain the necessary shareholder and regulatory approvals of any acquisitions we may propose; the amount of costs, fees, expenses, and charges related to the Company’s completed and pending acquisitions; changes in management’s plans for the future; and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; other competitive, economic, political, and market factors affecting the Company’s business, operations, pricing, products, and services; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control. More information regarding some of these factors is provided in the Risk Factors section of our Form 10‐K for the year ended December 31, 2018 and in other documents we may file with the SEC.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.